UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2022

FULL HOUSE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32583	13-3391527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Summerlin 1980 Festival Plaza Drive, Suite 680 Las Vegas, Nevada	89135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 221-7800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	FLL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01   Entry into a Material Definitive Agreement

Indenture Supplement, Notes Issuance and amendment of Credit Agreement

On February 7, 2022, Full House Resorts, Inc. (the “Company”) closed its previously announced private offering of $100.0 million aggregate principal amount of its 8.25% Senior Secured Notes due 2028 (the “Additional Notes”).  The Notes were sold at a price of 102.0% of the principal amount of the Additional Notes.  The Additional Notes were issued pursuant to an indenture, dated as of February 12, 2021 (the “Indenture”), pursuant to which the Company issued $310 million of identical senior secured notes in February 2021 (together with the Additional Notes, the “Notes”).  In connection with the issuance of the Additional Notes, the Company and the subsidiary guarantors party to the Indenture entered into two Supplemental Indentures with Wilmington Trust, National Association, as trustee, dated February 1, 2022 and February 7, 2022, respectively.

The Notes bear interest at a rate of 8.25% per year and mature on February 15, 2028. Interest on the Notes is payable on February 15 and August 15 of each year, with interest for the Additional Notes beginning to accrue from the prior interest payment date. The net proceeds from the sale of the Additional Notes are expected to be used: (i) to develop, equip and open The Temporary by American Place, our planned temporary casino in Waukegan, Illinois (“The Temporary”) which we intend to operate while we design and construct our permanent American Place facility; (ii) to pay the transaction fees and expenses of the offer and sale of the Additional Notes; and (iii) for general corporate purposes.

Also on February 7, 2022, the Company entered into a First Amendment to Credit Agreement with Capital One, National Association, which, among other things, increased the borrowing capacity under the Company’s Credit Agreement, dated as of March 31, 2021, from $15.0 million to $40.0 million.  No borrowings are currently outstanding under the Credit Agreement.

The Notes are guaranteed, jointly and severally (such guarantees, the “Guarantees”), by each of the Company’s restricted subsidiaries (collectively, the “Guarantors”). The Notes and the Guarantees will be the Company’s and the Guarantor’s general senior secured obligations, subject to the terms of the Collateral Trust Agreement (as defined in the Indenture), ranking senior in right of payment to all of the Company’s and the Guarantor’s existing and future debt that is expressly subordinated in right of payment to the Notes and the Guarantees, if any, ranking equally in right of payment with all of the Company’s and the Guarantors’ existing and future senior debt, including borrowings under the Credit Agreement.

The Notes, together with borrowings under the Credit Agreement, are equally and ratably secured by a first priority security interest in, subject to certain exceptions and limitations and the terms of the Collateral Trust Agreement, the Company’s and the Guarantors’ furniture, equipment, inventory, accounts receivable, other personal property and real property. Additionally, the Notes (but not the borrowings under the Credit Agreement) are secured by a first priority security interest in the securities accounts and the deposit accounts established pursuant to the Cash Collateral and Disbursement Agreement.

The foregoing descriptions of the Indenture, the Supplemental Indentures, the Notes, the Credit Agreement and the First Amendment to Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Indenture, the First Supplemental Indenture, the form of the Notes (included in the Indenture) and the Credit Agreement, which have been previously filed and are incorporated by reference herein, and the Second Supplemental Indenture and the First Amendment to Credit Agreement filed as Exhibit 4.1 and 4.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

The Notes were offered and sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and in offshore transactions in reliance on Regulation S under the Securities Act. The Notes and related guarantees have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 to this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01   Financial Statements and Exhibits

(d)	Exhibits
	No.	Description
	4.1	Second Supplemental Indenture, dated as of February 7, 2022, among the Company, the guarantors party thereto and Wilmington Trust, National Association, as trustee
	4.2	First Amendment to Credit Agreement, dated as of February 7, 2022, among the Company, the guarantors party thereto and Capital One, National Association, as administrative agent
	10.1	Purchase Agreement among the Company, the guarantors party thereto and Credit Suisse Securities (USA) LLC as Representative of the Initial Purchasers of the Additional Notes
	104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.

Date: February 8, 2022	/s/ Lewis A. Fanger
Lewis A. Fanger, Senior Vice President, Chief Financial Officer & Treasurer